VIASPACE Reports Financial Results for Full Year 2011 and Fourth-Quarter

Revenues Increase 86% Over Prior Year and
Gross Profit Increases 105% Over Prior Year

IRVINE, Calif. — April 2, 2012 —VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company growing Giant King™ Grass as a low-carbon, renewable biomass crop, today reported financial results for the fourth-quarter and year ended December 31, 2011.

2011 Financial Highlights

•	Total revenue for 2011 was $6,759,000, compared with total revenue for 2010 of $3,643,000, an increase of $3,116,000 or 86%.

•	Gross profit for 2011 was $2,071,000, compared to gross profit of $1,009,000 for 2010, an increase of $1,062,000 or 105%.

•	Selling, general and administrative (SG&A) operating expense was $3,589,000 compared to $3,650,000 in 2010. Operations expense was $267,000 compared to $178,000 in 2010. In 2011, there was $7,307,000 of goodwill impairment expense. Total operating expenses for 2011 were $11,163,000 compared to $3,828,000 in 2010.

•	Operating loss for 2011 was $9,092,000, compared to an operating loss of $2,819,000 in 2010.

•	Net loss for 2011 was $9,359,000 compared to a net loss in 2010 of $2,961,000. After effect of loss attributed to noncontrolling interests, net loss attributed to the Company was $7,482,000 in 2011 compared to net loss attributed to the Company of $2,833,000 in 2010.

•	Net loss per share for 2011 and 2010 were both less than $0.01 per share

Dr. Kevin L. Schewe, the newest member of the VIASPACE Board of Directors, commented on the 2011 financial results, “As a major VSPC shareholder who is focused on share value and growth, I continue to view my role on the VIASPACE Board as the presence and voice of our shareholders. With the exception of the goodwill impairment expense of $7.3 million which was related to our Inter-Pacific Arts artwork business and its original valuation in October 2008, we show progress, year-over-year from 2010 to 2011. As a VSPC shareholder and investor, I look at revenues, operating cash flow and corporate direction for future growth and stock valuation. Comparing 2011 to 2010, we had an 86% increase in revenues, 105% increase in gross profit and ended the year with $1,141,000 cash in the bank. We have evolved from a development stage company into a revenue generating company and we are now riveted on creating future revenue and growth with Giant King Grass.”

Fourth-Quarter 2011 Highlights

•	Total revenue for fourth-quarter 2011 was $1,184,000, compared with total revenue for fourth-quarter 2010 of $1,040,000, an increase of $144,000 or 14%.

•	Gross profit was $363,000, compared to gross profit of $288,000 for fourth-quarter 2010, an increase of $75,000 or 26%.

•	Total operating expenses in 2011 were $8,504,000, including $1,069,000 of selling, general and administrative (SG&A) expense, $128,000 for operations and $7,307,000 of goodwill impairment expense. Total operating expenses for fourth-quarter 2010 were $922,000 and included $860,000 in SG&A and $62,000 for operations.

•	Operating loss was $8,141,000, compared to an operating loss of $634,000 in fourth-quarter 2010.

•	Net loss was $8,298,000 compared to a net loss in fourth-quarter 2010 of $695,000. After effect of loss attributed to noncontrolling interests, net loss attributed to the Company was $6,309,000 in fourth-quarter 2011 compared to net loss attributed to the Company of $657,000 in fourth-quarter 2010.

•	Net loss per share for fourth-quarter 2011 and fourth-quarter 2010 were both less than $0.01 per share

Dr. Schewe continued his comments, “Not all penny stocks are created equal. VIASPACE is not a “Pink Sheet” stock, we are a fully-audited and fully-reporting OTC Bulletin Board Company laid bare to the eyes of the investment community. Our days as a development stage company have had their toll on our share price and the market has more than priced that into our current share value. The market has its way of discerning the future and in my opinion, our brightest days lie ahead. Smart, long-term investors make their money on share price growth. VIASPACE is determined to be an integral part of the growth of the renewable bioenergy investment sector and I believe our company value will reflect that growth going forward from here.”

VIASPACE Chief Executive Dr. Carl Kukkonen stated: “We are currently working with Giant King Grass clients and potential clients in at least 9 countries on 5 continents. I want to sincerely thank our customers for their faith in us. We appreciate their business and we will continue to work to deliver high quality products. I also want to thank our strong base of loyal shareholders and openly welcome those who are new to us. We will keep working hard to build shareholder value with each new opportunity.”

About VIASPACE Inc.
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. For more information, please go to www.viaspace.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2011, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

# # #